Exhibit 5.1

June 2, 2010

ATTORNEYS AT LAW

ONE INDEPENDENT DRIVE, SUITE 1300

JACKSONVILLE, FL 32202-5017

P. O. BOX 240

JACKSONVILLE, FL 32201-0240

904.359.2000 TEL

904.359.8700 FAX

www.foley.com

CLIENT/MATTER NUMBER

040521-0252

Regency Centers, L.P.

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3

Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-3 (SEC File Nos. 333-149856 and 333-149856-01) of Regency Centers, L.P. (the “Issuer”) and Regency Centers Corporation, as guarantor (“Regency”), under the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of (a) $150,000,000 aggregate principal amount of 6.0% Notes Due June 15, 2020 of the Issuer (the “Notes”) and (b) the guarantee of Regency with respect to the Notes (the “Guarantees”), to be issued against payment therefor.

In connection with the issuance of such securities, we have examined and are familiar with: (a) the agreement of limited partnership of the Issuer, as presently in effect, (b) the articles of incorporation and bylaws of Regency, as presently in effect, (c) the proceedings of and actions taken by the Board of Directors of Regency, as general partner of the Issuer, in connection with the issuance and sale of the Notes, (d) the proceedings of and actions taken by the Board of Directors of Regency, on its own behalf, in connection with the issuance of the Guarantees and (e) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

1.  The Notes have been duly authorized, and when duly executed, authenticated, issued and delivered against payment therefor, will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.  The Guarantees have been duly authorized, and when duly executed, issued and delivered by Regency and, when the Notes have been issued and authenticated, will constitute valid and legally binding obligations of Regency enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

BOSTON BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Regency Centers, L.P.

June 2, 2010

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus and any supplements thereto. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP